CONTACT:

Robert A. Paul
Chief Executive Officer
(412) 456-4453
rpaul@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
January 7, 2009

Ampco-Pittsburgh Corporation Announces Management Changes

Ampco-Pittsburgh Corporation (NYSE: AP) announced today that effective April 30, 2009, Ernest G. Siddons, President and Chief Operating Officer, will retire after thirty years with the Corporation.  He will remain a director and provide certain services under a three-year consulting agreement.

As a result of his retirement, the following promotions to newly created positions effective the same date were announced:

Robert G. Carothers, President of Union Electric Steel Corporation will become Chairman, President and Chief Executive Officer of the Forged and Cast Rolls Group. He will continue to serve as President of Union Electric Steel Corporation.

Terrence W. Kenny, Group Vice President of the Corporation, will become President of the Air and Liquid Processing Group.

Rose Hoover, Vice President Administration of the Corporation, will become Senior Vice President of the Corporation. She will continue to serve as Corporate Secretary.

Ampco-Pittsburgh Corporation is a leading producer of forged and cast rolling mill rolls for the worldwide steel and aluminum industries. It is also a manufacturer of air and liquid processing equipment.